EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

CEL-SCI Corporation

Vienna, Virginia

We hereby consent to the incorporation by reference in the Form S-3 Post-Effective Amendment No. 1 to the Prospectus constituting a part of this Registration Statement of our report dated December 21, 2023, relating to the financial statements of CEL-SCI Corporation (the Company) appearing in the Company’s Annual Report on Form 10-K for the year ended September 30, 2023. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, P.C.

Potomac, Maryland

October 8, 2024